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                                                                   EXHIBIT 10.18


                      AGREEMENT FOR SALE OF CAPITAL STOCK

                 THIS AGREEMENT is made on April 27, 1995, between GEORGE G. SOUHAN, SUSAN C. SOUHAN, GEB F. SOUHAN, ELIZABETH M. SOUHAN, and TIMOTHY J. J. SOUHAN (hereinafter referred to individually and collectively as "Sellers"), and RIDGEVIEW, INC., a North Carolina Corporation (hereinafter referred to as "Buyer")

                 Sellers jointly and severally agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all of the outstanding, issued shares of capital stock of SENECA KNITTING MILLS CORPORATION ("Seneca Knitting"), a New York Corporation, at the price and on the terms and conditions herein set forth.

                 1.       Purchase Price

                 Subject to adjustment as hereafter provided in paragraph 3 hereof, the purchase price to be paid by Buyer to Sellers for said capital stock shall be Seven Million and NO/100 ($7,000,000.00) Dollars (the "Purchase Price"), or $190.61 per share for all 36,725 shares outstanding. The Purchase Price shall be paid as set forth in Paragraph 2 below.

                 2.       Delivery of Stock and Payment of Purchase Price

                          (a)     The delivery to Buyer of certificates for the
shares of capital stock sold hereunder by Sellers, and the payment of the initial installment of the Purchase Price by Buyer to Sellers, shall take place at the offices of Bond, Schoeneck & King, attorneys for Seneca Knitting and the Sellers, One Lincoln Center, Syracuse, New York 13202 on or before June 30, 1995 (hereinafter called the "closing date"), at or such other location as the parties may mutually agree.
                          (b)     On the closing date, Sellers shall deliver to
Buyer the certificate or certificates evidencing all of the outstanding, issued shares of the capital stock of Seneca Knitting
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duly endorsed for transfer, and Buyer shall pay Sellers the sum of Three
Million and NO/100 ($3,000,000.00) Dollars by wire transfer of immediately available funds to an account to be designated by Sellers, representing the initial installment of the Purchase Price to be paid for said shares by Buyer. This first installment of the Purchase Price shall be applied first to pay in full the amounts due Susan C. Souhan, Geb F. Souhan, Elizabeth M. Souhan, and Timothy J.J. Souhan. The remaining balance shall be applied against amounts due George G. Souhan for his shares.

                          (c)     The balance of Four Million and NO/1OO
($4,000,000.00) Dollars due on the purchase price will be paid by Buyer to George G. Souhan within ninety days after the aforementioned closing date. This obligation shall be evidenced by Buyer's promissory note ("Buyer's Note") in the form of the attached Exhibit A. Buyer's Note shall bear interest until paid in full at the rate of seven percent (7%) per annum. Payment of Buyer's Note for the balance of the purchase price shall be secured by a stand-by letter of credit for that amount to be issued by NationsBank of Georgia, N.A. and/or NationsBank (Carolinas), N.A. The Letter of Credit shall be reasonably satisfactory in form and substance to Sellers' attorneys.

                 3. F.Y. 1995 Results. Mengel, Metzger, Barr & Co., independent certified public accountants for Seneca Knitting and its subsidiaries, are in the process of preparing their Auditor's report for Seneca Knitting's fiscal year ended April 1, 1995 (the "1995 Auditor's Report"). Sellers have advised Buyer that they expect such report to show income before income taxes to be approximately $1,235,000. (In calculating such income, inventory shall be valued on a FIFO basis.) Sellers and Buyer that if pre-tax net income as computed by these accountants, proves to be less than $1,185,000, the purchase price for the shares shall be reduced by an amount equal to the shortfall. If, on the other hand, such pre-tax audited income


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exceeds $1,235,000,there shall be no adjustment of the purchase price.  The determination of pretax net income by Mengel, Metzger, Barr & Co. shall be conclusive on all parties.

                 4.       Pre-Closing Transactions.

                          (a)     Buyer acknowledges that it has been advised
that in March, 1995, GPM sold certain real estate not used in the hosiery manufacturing business of Seneca Knitting to George J. Souhan, as agent for a limited liability company to be formed, for a purchase price of $453,000 which remains due to GPM. George G. Souhan shall repay this indebtedness of $453,000 at Closing without interest. A list of the property so conveyed by GPM is attached as Exhibit B.

                          (b)     Seneca Knitting and GPM are owners of certain
life insurance policies listed on the attached Exhibit D on the life of George
G. Souhan. At the closing hereunder, George G. Souhan shall purchase all of these life insurance policies for the amount of the cash surrender value of the policies as shown on Exhibit C, plus any increases in cash surrender value since April 2, 1994, the balance sheet date used in the preparation of Exhibit
C. The purchase price shall be paid in cash or equivalent at the closing.

                 5.       Warranties and Representations of Sellers

                 Sellers jointly and severally hereby warrant, represent, and agree to and with Buyer as follows:

                          (a)     Sellers each have full, complete, and
absolute title to the following number of shares of capital stock of Seneca Knitting Mills Corporation:





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
                           Name                                      No. of Shares

                                                          Class A                    Class B
                                                          -------                    -------
 George G. Souhan                                          16,596                     16,913

 Susan C. Souhan                                               --                        804

 Geb F. Souhan                                                 --                        804

 Elizabeth M. Souhan                                           --                        804

 Timothy J.J. Souhan                                          129                        675
                                                           ------                     ------
                                  Total                    16,725                     20,000

                          (b)     The title of each of Sellers to said shares
is free and clear of any lien, charge, or encumbrance, and said aforementioned shares constitute all of the outstanding capital stock of Seneca Knitting, and by sale of said shares of stock hereunder, Buyer will receive good and absolute title thereto, free from any liens, charges, encumbrances or transfer restrictions thereon;

                          (c)     Seneca Knitting is a corporation duly
organized and existing under and by virtue of the laws of the State of New York, and is in good standing under the laws of that state; the aforementioned outstanding shares of the capital stock of said corporation have heretofore duly been issued; all of said issued and outstanding shares are valid, fully paid and nonassessable, and no assessment is outstanding against the same or any part thereof; before the closing of the sale of stock hereunder, Sellers will deliver to Buyer the opinion of Sellers' counsel, addressed to Buyer, stating that the aforementioned shares of capital stock of Seneca Knitting now issued and outstanding have been lawfully and validly issued under the laws of the State of New York, and that upon the closing hereunder, Buyer will have full and absolute title to said shares free and clear of all liens, charges, encumbrances, and stock transfer restrictions;





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                        (d)       The present directors and officers of Seneca
Knitting are the following:


                 Directors:       George G. Souhan, Leonard M. Hornung, Aaron
                                  C. Chuley, Susan C. Souhan and Timothy J. J.
                                  Souhan.

                 Officers:        George G. Souhan, President Leonard M.
                                  Hornung, Treasurer and CFO Aaron T. Chuley,
                                  Vice-President Timothy J.J. Souhan,
                                  Vice-President Susan C. Souhan, Secretary

and the written resignations of said officers and directors to be effective upon acceptance will be delivered to Buyer concurrently with the delivery of certificates representing the capital stock sold hereunder;

                          (e)     Seneca Knitting has two wholly-owned
subsidiaries, GPM Corporation ("GPM") and Seneca Knitting International Sales, Inc. ("International"); GPM is a corporation duly organized and existing by virtue of the laws of the State of New York and is in good standing under the laws of that state; International is a corporation duly organized and existing by virtue of the laws of the U.S. Virgin Islands, and is in good standing under the laws of that jurisdiction; and that upon the closing hereunder Seneca Knitting will have full and absolute title to the outstanding shares of GPM and International free and clear of all liens, charges, or encumbrances;

                          (f)     (i) The present directors and officers of GPM
are the following:

                 Directors:       George G. Souhan, Leonard M. Hornung and
                                  Susan C. Souhan

                 Officers:        George G. Souhan, President Leonard M.
                                  Hornung, Treasurer Susan C. Souhan, Secretary

and the written resignations of said officers and directors to be effective upon acceptance will be delivered to Buyer at the closing, hereunder;





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                          (ii)    The present directors and officers of
International  are the following:

                 Directors:       George G. Souhan, Leonard M. Hornung, Timothy
                                  J.J. Souhan, and Gabi S. Rivera

                 Officers:        Timothy J.J. Souhan, President
                                  Leonard M. Hornung, Vice President,
                                  Secretary and Treasurer

         and that, written resignations of said officers and directors (except Gabi S. Rivera) to be effective upon acceptance shall be delivered to Buyer at Closing;

                          (g)     Attached hereto and marked Exhibits " D-1 "
and " D-2 " and made a part hereof are consolidated balance sheets and income statements of Seneca Knitting and its subsidiaries, GPM and International as of April 2, 1994 (audited) and December 31, 1994 (unaudited); said financial statements present fairly, in all material respects, the consolidated financial condition of Seneca Knitting, GPM, and International as of said dates; title to all assets referred to and shown on said balance sheets was vested in Seneca Knitting, GPM and International as of the respective dates of such balance sheets, free of any liens, charges, or encumbrances except those shown in the footnotes accompanying the balance sheets or in the attached Exhibit E-1, E-2, and J; and their books of account, records, and files correctly reflect all operations and transactions and all assets and liabilities in all material respects; notwithstanding the foregoing, it is agreed that the December 31, 1994 financial statement is subject to customary adjustments on year-end audit;

                          (h)     As of April 2, 1994, the Shareholders' Equity
of Seneca Knitting and its subsidiary was $2,842,698. Sellers represent and warrant that since April 2, 1994, Seneca Knitting and its subsidiaries have not accrued or paid dividends to the shareholders or bonuses to any employees except as listed on the attached Exhibit F.





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                          (i)     Between the date of this Agreement and the
closing date, unless approved by Buyer or otherwise permitted hereunder, Seneca Knitting, GPM, and International will not (1) transfer, sell, or otherwise dispose of any corporate property or assets, including all real property, material to the operation of their business other than in the ordinary and usual course of their business as heretofore conducted, save and except such items as shall have become no longer useful, obsolete, worn out, or rendered of no further use and, if theretofore useful in the conduct of their business and operations, as may have been replaced with other items of substantially the same value and utility as the items transferred, sold, exchanged, or otherwise disposed of; (2) create, participate in, or agree to the creation of, any liens or encumbrances on their corporate property; (3) enter into any leases, contracts, or agreements of any kind or character or incur any liabilities, save and except those to which they are presently committed and which are disclosed herein or in the exhibits hereto, purchase orders placed for raw materials and supplies, agreements to sell products to customers, and other liabilities and commitments arising in the ordinary and usual course of business as heretofore conducted; (4) make any payments or distributions to any of their officers, stockholders, or employees, save and except wages and salaries made to employees in the ordinary and usual course of business as heretofore conducted including therein contributions pursuant to health, insurance, and pension plans presently in effect; (5) amend or repeal their articles of incorporation or by-laws nor issue any shares of capital stock in addition to, and other than, the shares heretofore issued, or reissue any treasury stock;

                          (j)     Attached hereto, marked Exhibit "G." and made
a part hereof, is a schedule of all accounts and notes receivable of Seneca Knitting and its subsidiaries as of April 1, 1995 (Exhibit G is subject to normal audit adjustments and a final, revised exhibit will be attached following completion of the audit); said accounts and notes receivable and all other





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accounts and notes receivable accruing in the ordinary and usual course of business as heretofore conducted from April 1, 1995 to the closing date arose, or will have arisen, from bona fide transactions and in the ordinary course of business. Subject to normal audit adjustments, all accounts receivable were and will be properly booked in accordance with generally accepted accounting principles, and reserves for uncollectibles were duly established. The foregoing notwithstanding, Sellers make no warranty as to the collectibility of its accounts receivable or as to the adequacy of any allowance for uncollectibles.

                          (k)     Attached hereto, marked Exhibit "H" and made
a part hereof, is a schedule of all the notes and accounts payable, accrued taxes, and other material liabilities (other than accrued taxes) of Seneca Knitting and its subsidiaries as of April 1, 1995 (Exhibit H is subject to normal audit adjustments and a final, revised exhibit will be attached following completion of the audit); except as disclosed in Exhibit H or elsewhere in this Agreement and except for accounts payable incurred in the ordinary course of business since April 1, 1995, there are no material undisclosed or contingent liabilities of Seneca Knitting, GPM, or International

                          (l)     Attached hereto, marked Exhibit "I" and made
a part hereof, is an itemized depreciation schedule dated April 1, 1995 of the fixtures and equipment located on the plant premises of Seneca Knitting at its manufacturing, warehouse and distribution locations. the fixtures and equipment reflected in this Exhibit are the property of said Corporation.

                          (m)     Attached hereto, marked Exhibit "J" and made
a part hereof, is a list of all real estate owned or leased by Seneca Knitting, GPM, and International. The owned properties described in Exhibit J constitute the manufacturing plant property of Seneca Knitting. The physical address of this property is One Canal Street, Seneca Falls, New York.





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                          (n)     Attached hereto, marked Exhibit "K" and made
a part hereof, is a list of the insurance policies presently in effect with respect to the corporate property and business of Seneca Knitting, GPM, and International; said policies, policies procured in lieu thereof providing at least equal coverage and issued by a carrier having at least equal financial responsibility with that of the prior carrier, shall be in effect on the closing date and will be delivered to Buyer concurrently with the delivery of certificates representing the capital stock sold hereunder;

                          (o)     Except as set forth on Exhibit L, there is no
litigation or other legal proceeding pending against Seneca Knitting, GPM and/or International, and none of the Sellers is aware of any threatened litigation or legal proceeding; and at closing, counsel for Seneca Knitting and its subsidiaries will deliver to Buyer the written opinion of such counsel that counsel has no knowledge of any pending or threatened litigation or legal proceedings against Seneca Knitting and its subsidiaries;

                          (p)     All tax returns required to be made by Seneca
Knitting Mills, GPM, and International have been or will be properly prepared, executed, and duly filed pursuant to applicable laws and regulations

                          (q)     To the best of the knowledge of Sellers,
Seneca Knitting, GPM and International have not violated in any material respect any federal, state, or municipal law, statute, rule, or regulation, on any executive order or presidential directive, required by it to be observed or performed;

                          (r)     All patent or patent rights, brand names
(except as hereafter provided, specifically including the names "Seneca" and "Oyster Bay"), trademarks, service marks, trade formulas, secret formulas, and technical information used or useful in the business of Seneca Knitting, and owned by, or known to or held in the name of any of Sellers, or anyone





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controlled by any of Sellers, will be transferred to and vested in Seneca
Knitting and/or disclosed to Buyer before the closing date or as soon thereafter as practicable, and in any event within thirty (30) days after the closing date. The foregoing notwithstanding, it is agreed that at Closing Seneca Knitting may assign to George G. Souhan the exclusive right to use the name "Oyster Bay" in connection with non-hosiery business and products;

                          (s)     To the best of the knowledge of the Sellers,
none of the products manufactured and sold by Seneca Knitting infringe upon any patents, patented formulas, or private trademarks; Seneca Knitting has not in the past manufactured or sold any products which infringe upon such patents or trademarks, and the continued production and sale of such products in accordance with presently used formulas and technical procedures and methods of manufacture and under presently used trade names will not infringe upon existing United States patents or trademarks or state trademarks.

                          (t)     To the best of the knowledge of Sellers, (i)
Seneca Knitting, GPM, and International are in compliance with all federal, state, and local requirements relating to the protection of health or the environment in connection with the operation of the textile business presently being conducted on the Premises owned or occupied by said companies; (ii) neither Seneca, GPM nor International or any third party have disposed of Hazardous Materials on or under any Premises now or heretofore owned or occupied by said companies in such a manner as would give rise to a liability which would have a material adverse effect on said companies; and (iii) to the extent that Hazardous Materials, if any, were generated on, stored or transported from any Premises now or heretofore owned or occupied by these companies, such activities were done in such a manner as would not give rise to a liability or failure to comply with any applicable federal, state and local laws, ordinances and regulations which would have a material adverse effect on these companies. For purposes hereof, "Hazardous Materials" shall be defined





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as "hazardous substances" or "toxic substances" under the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended, or the Hazardous Materials Transportation Act, as amended; and those substances defined as "hazardous wastes" in any state or local laws, rules or regulations applicable to Seneca Knitting and its subsidiaries.

                          (u)     Attached hereto, marked Exhibit C and made a
part hereof is a list of all life insurance policies covering "key" employees of which Seneca Knitting is the owner and/or beneficiary and which were in effect as of April 2, 1994. All life insurance policies referred to in the consolidated balance sheet are still in full force and effect and there have been no cash withdrawals, policy loans, policy surrenders, change in ownership or beneficiary for any of said policies since April 2, 1994. The cash value of said policies as of April 2, 1994 (net of an existing policy loan) was $270,882.65, and the cash value of said policies (net of an existing policy loan) at closing shall be $270,882.65 plus any additional cash value which has accrued between April 2, 1994 and the closing date.

                          (u)     As of April 2, 1994, Seneca Knitting's
inventory, using the LIFO accounting method, was $2,078,550. A more detailed break-down of the inventory is contained in Note B to the April 2, 1994 financial statement attached as Exhibit D-1. The fiscal year 1995 inventory calculation is incomplete, but there have been no changes other than in the ordinary course of business. A schedule of Seneca Knitting's inventory as of April 1, 1995 will be furnished to Buyer when the audit is completed.





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                 6.       Continuing Warranties

                 The warranties, representations, and agreements set forth herein shall be continuous and shall survive the delivery by Sellers and the receipt by Buyer of the capital stock to be sold hereunder.

                 7.       Indemnity

                          (a)     Subject to the limitations contained herein,
Sellers agree, jointly and severally, to indemnify and hold Buyer harmless against any loss or damage (including expenses) suffered by Buyer resulting from or arising out of (a) any material breach by Sellers in the performance of any of their respective obligations or covenants under this Agreement, (b) any material breach of any of the representations or warranties made by Sellers in this Agreement and (c) all actions, suits, proceedings, claims, demands, assessments or judgments incident to any of the foregoing. Notwithstanding the foregoing, Sellers shall not have any indemnification obligation with respect to any breaches or misrepresentations waived by Buyer prior to the Closing. Sellers shall not be liable individually or in the aggregate, for any misrepresentation, breach of warranty or breach of covenant except to the extent that the resulting losses, damages, and expenses exceed $50,000.

                          (b)     Minimization of Damages and Notice of Claims.
The party seeking indemnification under this section 7 (an "Indemnified Party") shall use reasonable efforts to minimize any loss or damage for which indemnification may be sought under this section 7 and shall give prompt written notice to the other party (the "Indemnifying Party") of any matter with respect to which it seeks to be indemnified. Such notice shall state the nature of the claim and, if known, the amount of the loss or damage. All indemnification obligations under this section 7 shall expire one year from the closing date except for claims set forth in a written notice to





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the Indemnifying Party delivered prior to 5:00 p.m. E.S.T. on the first anniversary of the closing date.

                          (c)     If any third person asserts any claim against
an Indemnified Party for which indemnification is sought pursuant to the provisions of this section 7, such Indemnified Party shall afford the Indemnifying Party a reasonable opportunity to participate in the defense against such claim; and the Indemnifying Party may assume the defense against such claim, in the name of the Indemnifying Party or the Indemnified Party, at the Indemnifying Party's expense and with counsel selected by the Indemnifying Party. The Indemnified Party shall have the right, if it elects, to participate in the defense against any such claim through counsel of its own choice and at its own expense; provided, however, that the Indemnifying Party shall bear the expense of counsel for the Indemnified Party if the Indemnifying Party shall not have assumed the defense against such claim. In the event of any litigation with a third person in connection with any such claim, the Indemnified Party agrees to cooperate with the Indemnifying Party and to make all books, records and documents in its possession available to the Indemnifying Party, or its counsel, upon request, for inspection and copying.

                          (d)     Exclusive Remedies.  The provisions of this
section 7, as well as all available pre-closing equitable remedies, shall be the sole and exclusive remedies for any alleged misrepresentation, breach of warranty, or failure to fulfill a covenant or agreement on the part of Sellers. Except for the indemnification obligations of the Sellers, no director, officer, employee, agent or shareholder of Seneca Knitting and its subsidiaries shall have any personal liability whatsoever under this Agreement or in connection with the transactions contemplated hereunder, or otherwise.





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                 8.       Expenses

                 Sellers shall pay the cost of revenue stamps, transfer fees or other taxes required to be affixed to this agreement by the provisions of the Internal Revenue Code, the laws of the State of New York or any political subdivisions thereof. All other fees and expenses of the counsel and accountants for Sellers and Seneca Knitting up to a maximum of $50,000, shall be paid by Seneca Knitting. Seneca Knitting and Buyer shall be responsible for compliance with the New York State real property gains tax.

                 9.       Waiver of Stock Transfer Restrictions

                 Sellers hereby waive all preemptive rights and restrictions on the sale and transfer of the capital stock sold hereunder and agree to hold Buyer harmless from and against all liability, loss, damage, or claims arising directly or indirectly from Buyer's failure to obtain hereunder absolute, entire, and unconditional ownership of the entire outstanding capital stock of Seneca Knitting and through Seneca Knitting, the stock of GPM and International, free and clear of all restrictions, liens, charges, or encumbrances.

                 10.      Investigation and Confidentiality

                          (a)     During the period prior to the closing date,
the Seller shall cause the Buyer to have access to the records, files, books of account and copies of tax returns of Seneca Knitting, GPM, and International for the purposes of conducting an investigation of their financial condition, corporate status, liabilities, contracts, business operations, property and title thereto, litigation, patents, trademarks, copyrights and all other matters relating to their business, properties and assets; provided, however, that such investigation shall be conducted in a confidential manner. The Seller shall cause the Company to make its counsel, accountants, President, Vice President and Treasurer available for such purposes. During such investigation the Buyer shall have the right to make copies of such records, files, tax returns and other





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materials as it may deem advisable.  The Buyer and its representatives shall treat all information originally obtained in such investigation and not otherwise known to it or already in the public domain as confidential and shall not use such information in the conduct of its business, and shall return to the Seller all copies received or made of material belonging to the Seller as follows:

                          (i) As to tax documents and matters, the same shall be confidential forever and shall be returned if the transaction is not consummated.

                          (ii) As to all other matters, if this transaction is not consummated, the same shall be confidential forever and the same shall be returned; if it is consummated, the same shall remain confidential.

                          (b)     Buyer shall have the right, at Buyer's sole
cost and expense, to obtain a satisfactory Environmental Phase I Liability Assessment (the "Audit") of all of the Premises showing no material adverse environmental conditions on the Premises. The Audit shall be completed within 60 days of the acceptance date of this Agreement. Failure by the Buyer to notify the Sellers in writing within the 60-day period of any unacceptable environmental condition shall be deemed an acceptance by the Buyer of all of the Premises "as is". Buyer shall (i) defend, indemnity and hold the Sellers harmless from any and all claims of whatsoever nature arising out of the Buyer's or its agent's performance of the Audit, and (ii) provide the Sellers with a copy of all Audit reports within 5 days of receipt by the Buyer. If the Buyer or its agent believes that a notification obligation to a governmental agency arises during the conduct of the Audit, the Buyer shall first notify the Sellers. In the event the Audit determines that remediation of any of the Premise required, the Sellers shall have the option to perform the remediation in accordance with applicable law or terminate this Agreement.





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

                 11.      Notes and Guaranties.

                          (a)     Notes Due Related Party.  Seneca Knitting
is indebted to Clara G. Souhan on the following promissory Notes:

                                  (i) Promissory Note dated July 1, 1993 in the
                          principal amount of $200,000, due June 1, 1996, with interest only payable monthly at the rate of 10% per annum;

                                  (ii) Promissory Note dated September  9,
                          1993, in the principal amount of $150,000 due September 8, 1996, with interest only payable monthly at 8% per annum.

Buyer agrees that at the closing it will guarantee payment of these promissory notes by entering into a Guaranty Agreement which shall be reasonably satisfactory in form and substance to the attorneys for Seneca Knitting and Buyer.

                          (b)     Personal Guarantees.  George G. Souhan has
personally guaranteed payment of the following promissory notes or obligations of Seneca Knitting:

                                  (i)      Promissory Note to Seneca County
                                           dated February 27, 1995 in the
                                           principal amount of $395,000;

                                  (ii)     All indebtedness to Fleet Bank;

                                  (iii)    Equipment Lease dated January 20,
                                           1994 with Eaton Financial
                                           Corporation, Lessor, Lease No.
                                           376483;

                                  (iv)     Equipment Lease dated May 10, 1994
                                           with Eaton Financial Corporation
                                           ("Lessor'), Lease No. 397317.

                 Susan C. Souhan has also guaranteed payment of the promissory note to Seneca County and the Fleet Bank debt. Prior to the closing, Buyer shall arrange to have George G. Souhan, Susan C. Souhan, and Leonard M. Hornung relieved from any and all liability with respect to all personal guarantees of indebtedness of Seneca Knitting.

                 Buyer will also provide George G. Souhan with a UCC termination statement of a UCC filing (#141,537, filed September 8, 1982) in favor of Fleet Bank (as successor to State

Bank of Seneca Falls), securing payment of Seneca Knitting's indebtedness to Fleet Bank referenced at (ii) above.

                 12.      Miscellaneous Provisions

                          (a)     As part of the consideration for this
transaction, Buyer agrees that upon closing George G. Souhan shall become a member of the Board of Directors of Buyer. George G. Souhan agrees that if and when Buyer has a public offering of its common shares, he will purchase $100,000 of the shares.

                          (b)     At the Closing, of this transaction, Buyer
will cause Seneca Knitting to enter three (3) year employment contracts in the form of the attached Exhibits M, N, and 0 with Leonard M. Hornung, Timothy J.
J. Souhan and Aaron T. Chuley.

                          (c)     At the Closing Buyer will cause Seneca
Knitting to employ George G. Souhan as operational consultant from the closing date through December 31, 1995 at his current salary, pro-rated, of $100,000. It is agreed that Buyer will cause Seneca Knitting, at its expense, to provide Mr. Souhan and his family with group medical insurance under the Blue Choice Plan of Blue Cross/Blue Shield of Rochester through December 31, 1996. Mr. Souhan and his family may continue this group coverage after December 31, 1996 at his expense. To assist Mr. Souhan in performing his duties through December 31, 1995, Seneca Knitting will continue to provide him with his current automobile at company expense. After December 31, 1995, the expense of this automobile will be Mr. Souhan's if he continues to use it.

                 13.      Agreement For Covenants Not to Compete

                 In consideration of this Agreement, Sellers agree to refrain from carrying on a similar business to that sold hereunder in the State of New York, for a period of five (5) years from the date of the transfer of possession hereunder, except that in the case of Timothy J.J.

Souhan, the duration of the covenant shall be limited to the duration of his employment agreement under paragraph 9(b) hereof. For the purpose of this paragraph, a business shall be deemed carried on by Seller if carried on as a sole proprietorship, by a partnership of which he/she is a general or limited partner, or by a corporation or association of which he is a stockholder or member. Each Seller shall sign a more detailed covenant not to compete at closing which shall be negotiated by the parties prior to closing.

                 14.      Termination

                 This Agreement may be terminated by the Buyer under any of the following circumstances by notice in writing if during the period from the date hereof to the closing date any of the following shall occur:

                          (a)     (1) The assets of Seneca Knitting, GPM, or
International shall suffer any loss from fire, flood, explosion or other casualty which materially and adversely affects the ability of the business taken as a whole to continue without substantial interruption; or

                                  (2) The Buyer shall learn of any fact or
condition with respect to the business; of Seneca Knitting, GPM, or International or their assets which is substantially at variance with one or more of the representations or warranties as set forth above, and which materially and adversely affects the business and assets of Seneca Knitting and its subsidiaries taken as a whole, and after written notice thereof Sellers shall be unable to furnish reasonable assurance satisfactory to the Buyer.

                          (b)     Notwithstanding the foregoing, it is agreed
that this Agreement may not be terminated by either party because of breach by the other party except upon thirty days prior written notice and opportunity to cure such breach.

                          (c)     The simultaneous closing of Buyer's purchase
of the warehouse-distribution center from Timothy J.J. Souhan is a condition precedent to both Seller's and Buyer's obligation to close under this Agreement. Accordingly, if Buyer's Purchase Contract of even date with Timothy J.J. Souhan is terminated in accordance with its terms, either Sellers or Buyer may terminate this Agreement.

                 15.      Agreement Binding on Heirs and Assigns

                 The provisions of this agreement shall inure to the benefit of and bind the successors and assigns of Seller and Buyer and the executors, administrators, heirs, successors and assigns of Sellers. This Agreement may not be assigned by a party without the prior written consent of the other parties.

                 16.      Notices

                 All notices required or permitted to be given hereunder shall be sufficiently given if delivered personally or by a recognized overnight courier service, or sent by registered or certified mail, postage prepaid, addressed as follows:

                 To Buyer:                 Ridgeview, Inc.
                                           P.O. Box 8
                                           Newton, North Carolina 28658
                                           Attn:   Hugh R. Gaither
                                                   President
                                           Telephone:  (704) 464-2972

                 With a copy to:           Isenhower, Wood & Cilley, P.A.
                                           7 East Second Street
                                           P.O. Box 145
                                           Newton, North Carolina 28658
                                           Attention: Allen W. Wood, III, Esq.
                                           Telephone: (704) 465-2100

                 To Sellers:               c/o George G. Souhan
                                           5102 Route 89
                                           Romulus, New York 14151
                                           Telephone: (315) 568-0515

                 With a copy to:           Bond, Schoeneck & King, LLP
                                           One Lincoln Center
                                           Syracuse, New York 13202-1355
                                           Attn: Wallace J. McDonald, Esq.
                                           Telephone: (315) 422-0121

Either party may by written notice to the other change the address for notices to be sent to it.

                 17. Governing Law, Jurisdiction and Venue. This Agreement is made and governed by and shall be construed in accordance with the laws of the State of New York. Any disputes, causes of actions or claims arising under or relating to this Agreement shall be brought in Federal or State Court sitting in either Seneca or Onondaga County, New York, and all parties consent to the jurisdiction of these Courts.

                 18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters contained herein, and supersedes all prior agreements and understandings between the parties with respect thereto.

                 19. Amendment. This Agreement may not be amended or modified except by a written agreement specifically referring to this Agreement and signed by all of the parties.

                 20. Attorneys' Fees. If any party defaults in its obligations under this Agreement (the "Defaulting Party") and, as a result thereof, the other party (the "Nondefaulting Party") seeks to legally enforce its rights under this Agreement, then, in additional to all of the damages and remedies to which the Nondefaulting Party is entitled by reason of the default, the Defaulting Party shall promptly pay the Nondefaulting Party an amount equal to its costs and expenses, including reasonable attorneys' fees, paid or incurred by the Nondefaulting Party in connection with such enforcement.

                 21. Information Provided in Exhibits. Information provided in any exhibit or schedule hereto shall be deemed provided in all without the necessity of replication.

                 22. Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

                 23. Personal Property. It is agreed that the personal property listed on the attached Exhibit P belongs to George G. Souhan or Timothy J.J. Souhan and not to Seneca Knitting, and that such property may be removed by either Mr. Souhan prior to the closing.

                 24. Employees. Non-management employees of Seneca Knitting are represented by the International Ladies' Garment Workers Union ("ILGWU"). Seneca Knitting has been a party to a collective bargaining agreement with ILGWU for many years. A new collective bargaining agreement was recently concluded and was ratified by the ILGWU employees April 6, 1995. A new contract to document the new agreement is in the process of preparation.

                 As set forth in Note F to Seneca Knitting's audited fiscal statements for its year ended April 2, 1994, Seneca Knitting is obligated to contribute to various ILGWU multi-employer benefit plans. These obligations will continue under the new collective bargaining agreement. Sellers represent and warrant that Seneca Knitting has paid or accrued all contributions currently due to the benefit plans described in Note F to the financial statements and that Seneca Knitting will be current in its payments due to these plans as of the closing date. Buyer acknowledges that it is aware of the potential for withdrawal liabilities with respect to multi-employer pension plans.

                 25.      Representations and Warranties of Buyer.

                 (a)      Buyer represents and warrants to Seller as follows:

                          (1) Buyer is a corporation duly organized and
existing under the laws of the State of North Carolina, and is in good standing under the laws of that state.

                          (2)     Buyer has all requisite corporate power and
authority to enter into this Agreement and all agreements, documents and instruments to be executed and delivered by Buyer hereunder and in connection herewith, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the consummation of the transactions described herein have been duly authorized by the duly constituted Boards of Director of Buyer, and no shareholder authorization is required. The execution, delivery, and performance of this Agreement will not violate any agreement, covenant, law or regulation by which Buyer is bound. This Agreement constitutes the legal, valid, binding and enforceable obligation of Buyer, except as may be limited by bankruptcy, insolvency,reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity.

                          (b)     At Closing Buyer shall furnish Sellers with
certified copies of corporate resolutions authorizing the performance of Buyer's obligations under this Agreement including, but not limited to, the execution and delivery of Buyer's Note pursuant to Section 2(c) of this Agreement. Further, Buyer's counsel shall furnish Sellers with their legal opinion confirming that Buyer has all requisite corporate power and authority to execute and deliver Buyer's Note, that no other authorization or approval is required, and that to the best of the knowledge of counsel, the execution and delivery of Buyer's Note will not violate any agreement, covenant, law or regulation applicable to Buyer; that Buyer's Note has been duly and properly executed and that upon delivery to Sellers, Buyer's Note will constitute the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, subject only to the customary exceptions for bankruptcy and equitable principles affecting remedies.

                 26.      No Broker.

                 Sellers and Buyer each represent to the other that they have not engaged any broker of finder with respect to this Agreement or any transaction contemplated under it, and neither Sellers nor Buyer are obligated to pay any broker's or finder's fee in connection with the transactions contemplated by this Agreement.

                 27.      Press Releases.

                 No press release or public announcement or statement relating to this Agreement shall be issued by any party prior to closing without the prior approval of the other party.

                 28.      Confidentiality Agreement.

                 Except as otherwise expressly provided herein, this Agreement does not supersede a Confidentiality Agreement between the parties dated as of September 1, 1994, and the provisions of that Agreement shall remain in full force and effect.
                 IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above-written.

SELLERS:                                     BUYER:

                                             RIDGEVIEW, INC.

/s/ George G. Souhan                         By /s/ Hugh R. Gaither
- ---------------------------------------        --------------------------------
George G. Souhan, individually and as               President
Attorney-in-fact for Geb F. Souhan and
Elizabeth M. Souhan



/s/ Susan C. Souhan                                (SEAL)
- ---------------------------------------
Susan C. Souhan


/s/ Timothy J.J. Souhan
- ---------------------------------------
Timothy J.J. Souhan